SIXTH AMENDMENT TO
SECURITIES LENDING AUTHORIZATION AGREEMENT
BETWEEN
DIAMOND HILL FUNDS,
ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, AS AMENDED
AND
STATE STREET BANK AND TRUST COMPANY

This Sixth Amendment (this "Amendment") dated October 12, 2016 is between Diamond Hill Funds, on behalf of its series as listed on Schedule B, severally and not jointly, each a registered management investment company organized and existing under the laws of Ohio (each a “Fund” and collectively, the "Funds") and State Street Bank and Trust Company, a Massachusetts trust company ("State Street").

Reference is made to the Securities Lending Authorization Agreement dated as of March 1, 2014, as amended to date, between the Diamond Hill Funds, on behalf of each Fund and State Street (the "Agreement").
WHEREAS, the Funds and State Street both desire to amend the Agreement as set forth in this Amendment;

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:.

1.    Amendments.
a)    Schedule A of the Agreement is hereby deleted and replaced with Schedule A attached hereto.
2.    Effective Date. This Amendment shall be effective on October 12, 2016.

3.     Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto execute this Sixth Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

DIAMOND HILL FUNDS, on behalf
of its series as listed on Schedule B,
severally and not jointly
By:     /s/ Gary R. Young
Name: Gary R. Young

Title: President

STATE STREET BANK AND TRUST COMPANY
By:     /s/ Gino L. Timperio
Name: Gino L. Timperio

Title: Senior Managing Director

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated as of the first day of March, 2014 between DIAMOND HILL FUNDS, ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY, acting either directly or through any State Street Affiliates (collectively, “State Street”).

Fee Split

For the Funds on Schedule B listed immediately below the Fee Split will be 85% to each of those Funds and 15% to State Street.

•	Diamond Hill Financial Long-Short Fund

•	Diamond Hill Large Cap Fund

•	Diamond Hill Long-Short Fund

•	Diamond Hill Research Opportunities Fund

For the remaining Funds listed on Schedule B the Fee Split will be 80% to each of those Funds and 20% to State Street.
Cash Collateral Investment

(1)
Except as provided in (2) below, each Fund instructs State Street to invest cash Collateral in each of (i) the State Street Navigator Securities Lending Portfolio I" (hereinafter the “Portfolio I”) and (ii) the State Street Navigator Securities Lending Government Money Market Portfolio (hereinafter the “Government Portfolio”). Each Fund instructs State Street to achieve this result in the following manner:

(i)
As of the date of this amendment, all cash Collateral shall be invested in Portfolio I. Until the time a Rebalance Instruction (as described below) is issued, each Fund instructs State Street to satisfy Obligations of such Fund with redemptions from Portfolio I and to invest all new cash Collateral generated from securities lending in Portfolio I.

(ii)
State Street shall notify Funds when its systems are able to support simultaneous investment in both Portfolio I and the Government Portfolio. After such notification, each Fund may instruct State Street to redeem interests in Portfolio I and invest such funds in the Government Portfolio, in each case using the form of Rebalance Instruction attached hereto.

(iii)
After the redemptions and investments contemplated by the Rebalance Instruction referred to in clause (ii) above are completed, each Fund instructs State Street to satisfy Obligations of such Fund with redemptions from the Government Portfolio and to invest all new cash Collateral generated from securities lending in the Government Portfolio so long as a Fund has sufficient interests in the Government Portfolio to satisfy all of its Obligations..

(iv)
In the event a Fund does not have sufficient interests in the Government Portfolio to satisfy Obligations, State Street is, without any notice to such Fund, authorized and directed to satisfy Obligations of such Fund with redemptions from the Portfolio I.

(v)
After the initial Rebalance Instruction contemplated by clause (ii) above, each Fund may from time to time deliver Rebalance Instructions in the form attached below instructing State Street to either redeem cash Collateral invested in the Government Portfolio and invest such cash in Portfolio I, or to redeem cash Collateral invested in the Portfolio I and invest such cash in the Government Portfolio.

Each Fund acknowledges that on any given day such Fund’s allocation of cash Collateral between Portfolio I and Government Portfolio will vary due to the daily redemptions and investments needed to support daily securities lending activity.
For the avoidance of doubt, any investment or other loss incurred by a Fund shall be borne by the Fund, including for the avoidance of doubt and losses due to sales of investments held by either Fund in connection with carrying out these instructions.

The management fees for investing in the Government Portfolio and Portfolio I are set forth in the Confidential Offering Memorandum, Amended and Restated Investment Advisory Agreement or other disclosure documents relating to such fund.

Cash Collateral or money received in respect of cash Collateral may be invested by State Street in short-term instruments, short term investment funds maintained by State Street, money market mutual funds and such other investments as State Street may from time to time select, including investments in obligations or other securities of State Street or of any State Street Affiliate and investments in any short-term investment fund, mutual fund, securities lending trust or other collective investment fund with respect to which State Street and/or State Street Affiliates provide investment management or advisory, trust, custody, transfer agency, shareholder servicing and/or other services for which they are compensated, provided that any such investment conforms with the investment guidelines of either the Government Portfolio or Portfolio I. In addition, to the extent that cash Collateral cannot be promptly invested in the either the Government Portfolio or Portfolio I, as applicable, pursuant to the Fund’s direction above due to the timing of delivery by Borrower, such cash Collateral may be invested as State Street may select, including in a demand deposit account or similar account in the name of State Street or any State Street Affiliate and/or as described in the preceding sentence until such cash Collateral can be invested pursuant to the Fund’s direction above.

(2) (a)    Notwithstanding anything contained in the Securities Lending Authorization Agreement, to the extent cash Collateral obtained from a Financing Transaction is deemed necessary by the Fund or by State Street, acting in its capacity as agent pursuant to the terms of the SLSA, to provide cash to State Street Bank and Trust Company, acting in its capacity as principal lender, as collateral in securities borrowing transactions under the SLSA, the Fund hereby authorizes and instructs State Street to transfer and deliver such cash Collateral (including via liquidation of cash Collateral investments) to State Street Bank and Trust Company, as principal lender, as cash collateral in such securities borrowing transactions pursuant to the terms of the SLSA. Each Fund acknowledges and agrees that the delivery of such cash Collateral shall not be deemed a violation by State Street of any provisions of this Agreement. Each Fund understands and agrees that cash Collateral obtained from a Financing Transaction will not be invested and will not generate investment income.

(b)    Notwithstanding anything contained in the Securities Lending Authorization Agreement, any use or application of cash Collateral from a Financing Transaction shall be at the sole risk of the Fund. State Street does not assume and shall not be liable for any risk of loss, or liability for damages, claims or expenses, associated with such use of such cash Collateral, including the use of the cash Collateral to collateralize transactions pursuant to the terms of the SLSA. Subject to State Street’s obligations to mark to market under Section 8 of the Securities Lending Authorization Agreement, if the value of the cash Collateral for a Financing Transaction is unavailable or insufficient to return any and all amounts due the relevant Borrower(s) pursuant to the Securities Loan Agreement(s), the Fund shall be solely responsible for such shortfall and, for the avoidance of doubt, State Street’s rights pursuant to Section 9 of the Securities Lending Authorization Agreement shall apply.

DIAMOND HILL FUNDS,
on behalf of each of its series as listed on
Schedule B, severally and not jointly

Name:     /s/ Gary R. Young

By: Gary R. Young

Its: President

STATE STREET BANK AND TRUST COMPANY

Name:     /s/ Gino L. Timperio

By: Gino L. Timperio

Its: Senior Managing Director

[DIAMOND HILL LETTERHEAD]
[FORM OF] REBALANCE INSTRUCTION

_______________ __, 20__

State Street Bank and Trust Company
Securities Finance
State Street Financial Center, 3rd Floor
One Lincoln Street
Boston, Massachusetts 02111-2900
Attn: [Relationship Manager]

Re: Instruction to Rebalance Cash Collateral Allocation

Dear _____________:

Reference is made to that certain Securities Lending Authorization Agreement dated as of March 1, 2014, as amended to date, between the Diamond Hill Funds, on behalf of each Fund and State Street (the "Agreement"). Capitalized terms used herein have the meaning ascribed in the Agreement.

Each Fund hereby instructs State Street to rebalance the Fund’s investments between the Government Portfolio and Portfolio I consistent with the redemption and investment instruction set out in the chart below.

Fund Name	Amount to be redeemed from Portfolio I and invested in Government Portfolio	Amount to be redeemed from Government Portfolio and invested in Portfolio I
Diamond Hill Small Cap Fund	$
Diamond Hill Small-Mid Cap Fund
Diamond Hill Mid Cap Fund
Diamond Hill Large Cap Fund
Diamond Hill Select Fund
Diamond Hill Long-Short Fund
Diamond Hill Financial Long-Short Fund
Diamond Hill Corporate Credit Fund
Diamond Hill Research Opportunities Fund
Diamond Hill High Yield Fund
Diamond Hill Short Duration Total Return Fund
Diamond Hill Core Bond Fund

Each Fund acknowledges and agree that any losses arising in connection with carrying out these instructions will be borne by such Fund.

DIAMOND HILL FUNDS,
on behalf of each of its series as listed on
Schedule B, severally and not jointly

Name:____________________________

By:______________________________

Its: ____________________________